Exhibit 10.1

EXECUTION VERSION

BofA SECURITIES, INC.

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

January 4, 2021

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

Attention:	Susan L. Main, Senior Vice President

and Chief Financial Officer

Project Firework

Bridge Facility Commitment Letter

Ladies and Gentlemen:

You have advised BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Bank of America, N.A. (“Bank of America”, and together with BofA Securities, the “Commitment Parties”, “we” or “us”) that you (the “Borrower”) intend to acquire (the “Acquisition”), directly or indirectly, the entity identified to us by you as “Firework” (the “Acquired Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”), including the provision to you of the Bridge Facility (as defined below), after which the Acquired Company will be merged with and into a wholly-owned direct or indirect subsidiary of the Borrower.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Bridge Terms”) or the Conditions Precedent to Closing attached hereto as Exhibit C (the “Funding Conditions”), as applicable; this commitment letter together with Exhibits A, B and C hereto, collectively, the “Commitment Letter”. The Borrower, the Acquired Company and their respective subsidiaries from and after the Closing Date, are sometimes collectively referred to herein as the “Companies”. The Acquired Company and its subsidiaries are referred to herein as the “Acquired Companies”.

1. Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Bridge Facility (in such capacity, the “Initial Lender”), (b) Bank of America, N.A. is pleased to advise you of its willingness, and you hereby engage Bank of America, N.A., to act as the sole and exclusive administrative agent with respect to the Bridge Facility (in such capacity, the “Administrative Agent”), all upon and subject to the terms and conditions set forth in this Commitment Letter, and (c) BofA Securities is also pleased to advise you of its willingness, and you hereby engage BofA Securities to arrange and act as sole lead arranger and bookrunning manager (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility in accordance with Section 2 of this Commitment Letter (collectively, the “Lenders”), including Bank of America. It is understood and agreed that (x) BofA Securities will have “lead left” placement on all marketing materials relating to the Bridge Facility and (y) no additional agents, co-agents or arrangers will be appointed and no other titles will be awarded with respect to the Bridge Facility without our and your mutual consent.

The commitments of the Initial Lender in respect of the Bridge Facility and the undertaking of the Lead Arranger to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Section 5 below.

You hereby also agree to separately retain the Commitment Parties, on an exclusive basis and with economics to be therein mutually agreed, as sole lead arranger and book-running manager of the proposed amendments to the Existing Credit Agreements and any other bank credit facility or other bank borrowings or commitments to be entered into by the Borrower or its subsidiaries, in each case, in connection with the Acquisition or the other Transactions contemplated by this Commitment Letter (including any such bank credit facility or other bank borrowings or commitments to refinance or replace the Bridge Facility) or any similar transaction entered into during the twelve month period following the date hereof in which you or any of your affiliates acquires, directly or indirectly, all or any substantial portion of the stock or assets of the Acquired Companies (each a “Bank Financing”).

2. Syndication. The Lead Arranger intends to commence syndication of the Bridge Facility promptly following your acceptance of the terms of this Commitment Letter. The Initial Lender’s commitments hereunder shall be reduced dollar-for-dollar as and when commitments for the Bridge Facility are received from Permitted Assignees (as defined below), to the extent that each such Permitted Assignee becomes party to the Credit Documentation as a “Lender” (including, pursuant to an assignment and assumption agreement executed pursuant to the Credit Documentation) or otherwise party to this Commitment Letter pursuant to documentation reasonably satisfactory to the Lead Arranger and you (collectively, “Joinder Documentation”).

Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the 60th day following the Closing Date (the “Syndication Date”), you agree, to assist, and to use your commercially reasonable efforts prior to the Closing Date to cause the Acquired Company to assist to the extent consistent with the Acquisition Agreement, the Lead Arranger in achieving a Successful Syndication. Such assistance shall include (a) your assisting (and your using commercially reasonable efforts prior to the Closing Date to cause the Acquired Company to assist to the extent consistent with the Acquisition Agreement) in the preparation of a customary confidential information memorandum and customary lender presentation with respect to the Bridge Facility and other customary marketing materials deemed reasonably necessary by the Lead Arranger to be used in connection with the syndication of the Bridge Facility (collectively, the “Information Materials”), subject in all respects to the limitations on your rights to request such information concerning the Acquired Company and its subsidiaries as set forth in the Acquisition Agreement, (b) your using your commercially reasonable efforts to assist the Lead Arranger such that its syndication efforts benefit from your existing banking relationships and, to the extent consistent with the Acquisition Agreement, the existing banking relationships of the Acquired Company, (c) upon the reasonable request of the Lead Arranger, your using commercially reasonable efforts to obtain, within a period of time as reasonably requested by the Lead Arranger, public or private letter corporate credit or family ratings of the Borrower, as applicable, after giving effect to the Transactions and public or private letter ratings, as applicable, for the New Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”)

(collectively, the “Ratings”), (d) your agreeing that during the Syndication Period there shall be no competing offering, placement or arrangement of any syndicated bank financing or underwritten or privately placed debt securities by or on behalf of the Borrower or any of its subsidiaries, in each case that would reasonably be expected to materially and adversely impair the primary syndication of the Bridge Facility (other than any Bank Financing and the New Notes ) and (e) your making your senior management and advisors available, and, upon the reasonable request of the Lead Arranger, using your commercially reasonable efforts prior to the Closing Date to make the senior management of the Acquired Company available (to the extent consistent with the Acquisition Agreement), from time to time to attend and make presentations regarding the business of the Borrower, the Acquired Company and their respective subsidiaries, as appropriate, at one meeting of, or conference call with, prospective Lenders (or such additional meetings or conference calls as reasonably requested by the Lead Arranger and agreed to by the Borrower), in all cases upon reasonable advance notice during normal business hours, and at times and locations to be mutually agreed. Without limiting your obligations to assist with syndication efforts as set forth above, and notwithstanding anything to the contrary herein or in the Fee Letter, the Commitment Parties acknowledge and agree that neither the commencement nor the completion of the syndication of the Bridge Facility (including a Successful Syndication), nor the obtaining of the Ratings, nor any other provision of this paragraph shall constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Closing Date.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Bridge Facility in consultation with you (and subject to your agreement as provided above), including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that only Permitted Assignees will be approached and permitted to participate in the syndication. “Permitted Assignees” shall mean potential Lenders that (i) are party to the Existing Credit Agreement, (ii) otherwise approved by the Borrower (such approval not to be unreasonably withheld or delayed) or (iii) solely during the period from the 45th day following the date hereof until the Syndication Date, are identified by the Lead Arranger in consultation with you. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the discretion of the Lead Arranger in consultation with you, subject to the terms and provisions of the Fee Letter.

3. Information Requirements. You hereby represent that (to your knowledge with respect to the Acquired Company and its subsidiaries) (a) all written information concerning you and your subsidiaries and the Acquired Company and its subsidiaries, other than Projections (as defined below) and other forward-looking information and information of a general economic or industry-specific nature, if any, which has been or will be made available to the Lead Arranger or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto from time to time), and (b) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries that have been or will be made available to the Lead Arranger by you or on behalf of you or any of your representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith and have been or will be based upon assumptions believed by you to be reasonable at the time such Projections are furnished to the Lead Arranger (it being understood that Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and no assurance can be given that the

Projections will be realized, and that actual results may differ from projected results and that such differences may be material). You agree that if, at any time from the date hereof until the later of the Syndication Date and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representation were being made at such time, you will (or, prior to the Closing Date with respect to Information and Projections concerning the Acquired Company and its subsidiaries, you will, subject to the limitations on your rights as set forth in the Acquisition Agreement, use commercially reasonable efforts to) furnish us with supplements to the Information and the Projections, in each case from time to time, so that the representation in the preceding sentence remains correct in all material respects. In accepting this commitment and in arranging and syndicating the Bridge Facility, the Lead Arranger is and will be using and relying on the Information and the Projections without independent verification thereof. Without limiting your obligations under this paragraph, it is understood that the Initial Lender’s commitment with respect to the Bridge Facility hereunder is not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak, IntraLinks, DebtDomain or another similar electronic system. In addition, if in connection with any syndication of the Bridge Facility, the Lead Arranger requests, you will assist in preparing Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation (as hereinafter defined) will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof, which dissemination shall be subject to customary confidentiality undertakings satisfactory to you (it being understood and agreed that customary procedures employed by us for providing prospective Lenders access via Syndtrak or Intralinks (or another similar electronic system) to information and other materials related to the Bridge Facility and the confidentiality terms to be accepted by prospective Lenders in connection therewith are reasonably satisfactory to you for such purpose).

4. Fees, Reimbursements, Indemnities and Limitation of Liability.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You further agree to reimburse the Initial Lender and the Lead Arranger from time to time promptly after demand for all reasonable and documented fees and expenses (including, but not limited to, reasonable due diligence expenses and CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby (but limited, in the case of legal fees and expenses, whether or not the Closing Date occurs, to the reasonable and documented fees and expenses of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to each group of similarly affected Indemnified Parties (as defined below)). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You agree to indemnify and hold harmless each of the Commitment Parties, and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to each group of similarly affected Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party within 10 business days following written demand therefor setting forth in reasonable detail a description of such claims, damages, losses, liabilities and expenses, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) the material breach by such Indemnified Party of its obligations under this Commitment Letter, the Fee Letter or the Credit Documentation or (z) disputes solely among Indemnified Parties not involving any act or omission of you or your subsidiaries (other than any Proceeding (as defined below) against any Commitment Party solely in its capacity or in fulfilling its role as an Administrative Agent or Lead Arranger or similar role in connection with the Bridge Facility), it being understood that such Indemnified Party shall promptly repay you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Party is finally determined by a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by this sentence. In the case of an investigation, litigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You will not be liable for any settlement of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all expenses, losses, claims, damages, liabilities and reasonable and documented legal or other expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

(c) It is agreed that no party hereto or any other Released Party (as defined below) shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other party, such party’s subsidiaries or affiliates or to its or their respective equity holders or creditors or any other Released Party arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, unless such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct. You shall not, without the prior written consent of the applicable Commitment Party (together with its affiliates and their respective officers, directors, employees, agents, advisors and other representatives, a “Released Party”) (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against a Released Party in respect of which indemnity could have been sought hereunder by such Released Party unless such settlement (i) includes an unconditional release of such Released Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault.

5. Conditions to Financing. Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with respect to the Bridge Facility (the “Credit Documentation) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the commitments of the Initial Lender in respect of the Bridge Facility and the undertaking of the Lead Arranger to provide the services described herein are subject only to the satisfaction (or waiver by the Initial Lender) of each of the conditions expressly set forth in the Funding Conditions, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Bridge Facility shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only conditions (express or implied) to the availability and funding of the Bridge Facility on the Closing Date are the Funding Conditions, (b) the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or any of its subsidiaries has the right (taking into account any applicable cure provisions) to terminate (or not perform) its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of an inaccuracy of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (c) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or funding of the Bridge Facility on the Closing Date if the Funding Conditions are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to each Loan Party’s corporate status; each Loan Party’s corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery by each Loan Party and enforceability of the Credit Documentation; no conflicts of the Credit Documentation with, or require consent under, each Loan Party’s charter documents; no payment or bankruptcy default; solvency as of the Closing Date (after giving effect to the Acquisition) (with solvency to be defined in a manner consistent with Annex I to the Funding Conditions); Federal Reserve margin regulations; the use of proceeds not violating OFAC / FCPA; the USA Patriot Act and the Investment Company Act. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the only conditions to availability and funding of the Bridge Facility on the Closing Date are the Funding Conditions, and shall be subject in all respects to this paragraph. This paragraph shall be referred to herein as the “Limited Conditionality Provisions”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except (1) for disclosure hereof or thereof to your board of directors, officers, employees, accountants, attorneys, agents and other professional advisors, in each case, on a confidential basis, (2) for disclosure hereof or thereof (and, in the case of the Fee Letter, redacted in a customary manner reasonably satisfactory to the Lead Arranger) to the Acquired Company and its subsidiaries and the officers, employees, accountants, attorneys and other professional advisors of the Acquired Company and its subsidiaries, in each case, on a confidential basis or (3) for disclosure hereof or thereof in any judicial or administrative proceeding, upon request or demand of any regulatory authority having jurisdiction over you or as otherwise required by law, regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation), may not be disclosed in whole or in part to any person or entity without our prior written consent (which consent shall not be unreasonably withheld); provided, however, it is understood and agreed that (i) you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (other than the aggregate fee amount) after your acceptance of this Commitment Letter and the Fee Letter, (A) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (B) to rating agencies on a confidential basis, (ii) after your acceptance of this Commitment Letter and the Fee Letter, disclose the aggregate fees payable under the Fee Letter (but not the Fee Letter itself) in generic disclosure of aggregate sources and uses contained in any offering memorandum, prospectus or other marketing materials relating to the Bridge Facility; (iii) after your acceptance hereof, this Commitment Letter (but not the Fee Letter) to potential Lenders in coordination with us as contemplated by Section 2 above; (iv) the fee and other amounts herein and in the Fee Letter may be reflected in your financial statements as part of the aggregate expenses in connection with the transactions contemplated hereby and may otherwise be disclosed as part of projections, pro forma information and a generic disclosure of aggregate sources and uses and (v) disclose the Commitment Letter and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof. Notwithstanding the foregoing, you may make public announcements of the Transactions and disclose the existence of the commitments and undertakings made hereunder and the respective roles of the Lead Arranger and the Initial Lender in connection with the Transactions after your acceptance of this Commitment Letter and the Fee Letter; provided that you agree to consult with the Lead Arranger with respect to any portion of any announcement that names, or provide information that would readily permit identification of, the Lead Arranger or Initial Lender. This paragraph shall terminate (as it relates to the Commitment Letter but not as it relates to the Fee Letter) on the second anniversary of the date hereof.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder (the “Confidential Information”) solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates and its, and such affiliates’ respective officers, directors, employees, legal counsel, independent auditors, service providers and other experts or agents who need to know such information solely in connection with the Transactions and are informed of the confidential nature of such information; provided that such Commitment Party shall be responsible for such affiliates’, employees’, legal counsel, independent auditors’, service providers’ and other experts’ or agents’ compliance with this paragraph, (v) for purposes of establishing a “due diligence” defense in any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Bridge Facility or the enforcement of rights thereunder, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties using information that is not subject to confidentiality obligations owing to you, the Acquired Company or any of your or their respective affiliates or related parties, or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). The foregoing provisions of this paragraph shall terminate on the earlier of (x) the second anniversary of the date hereof and (y) the execution of the Credit Documentation (in which case superseded by the confidentiality provision of the Credit Documentation). In addition, each Commitment Party may disclose the existence of the Bridge Facility to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Bridge Facility.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to the Borrower and the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter are arm’s length commercial transactions between you and your affiliates, on the one hand, and the Initial Lender and the Lead Arranger, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, the Initial Lender and Lead Arranger (each in their capacity as such) is and has been acting solely as a principal and is not an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither the Initial Lender nor the Lead Arranger (each in their capacity as such) has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Initial Lender or Lead Arranger has advised or is currently advising you or your affiliates on other matters) and neither the Initial Lender nor the Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and/or the Credit Documentation; (iv) the Initial Lender and Lead Arranger and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and, except as may otherwise be expressly set forth in a written agreement among the relevant parties, the Initial Lender and the Lead Arranger have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Initial Lender and the Lead Arranger have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “USA Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, the name and address of the Borrower and other information of the Borrower that will allow the Commitment Parties, as applicable, to identify the Borrower in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 (except as otherwise provided in Section 6) and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that (x) the reimbursement and indemnification provisions in Section 4 hereof shall be superseded and replaced by those set forth in the Credit Documentation upon the effectiveness thereof, in each case to the extent covered thereby, and (y) the provisions of Section 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness and/or funding of the Bridge Facility.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. This Commitment Letter may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Commitment Letter may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Commitment Letter. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties hereto of a manually signed paper version of this Commitment Letter and any amendment or other document which has been converted into electronic form (such as scanned into PDF format), or an electronically signed version of this Commitment Letter and any amendment or other document converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. Notwithstanding anything herein to the contrary and the governing law provisions of the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C) (and whether or not a “Company Material Adverse Effect” has occurred), (b) the determination of the accuracy of any representation and warranty made by or on behalf of the Acquired Company and its subsidiaries in the Acquisition Agreement and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you or any Commitment Party are or may be subject by suit upon judgment.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersede all prior agreements and understandings relating to the specific matters hereof. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

Except as otherwise expressly provided above in Section 2, this Commitment Letter is not assignable by any party hereto without the prior written consent of each other party hereto and is intended to be solely for the benefit of the parties hereto and, solely to the extent provided above, the Indemnified Parties.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 7 a.m. (New York City time) on January 4, 2021 (or such later date as agreed by the Lead Arranger), whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) 5 business days after the Outside Date (as defined in the Acquisition Agreement in effect on the date hereof without giving effect to any amendment thereto or consent thereunder (other than any extension thereof as contemplated by Section 7.1(b)(iv) of the Acquisition Agreement in effect on the date hereof), in the event the Closing Date has not occurred on or prior to such date, (b) the execution of the Credit Documentation, (c) the closing of the Acquisition without the use of the Bridge Facility, (d) the termination or expiration of the Acquisition Agreement in accordance with its terms or (e) receipt by Lead Arranger of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Summary of Bridge Terms (it being acknowledged and agreed that the commitment provided herein is subject to conditions precedent as provided herein).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Mukesh Singh
Name: Mukesh Singh
Title: Director

BOFA SECURITIES, INC.

By:	/s/ Peter C. Hall
Name: Peter C. Hall
Title: Managing Director

[Signature Page to Bridge Commitment Letter]

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Susan L. Main
	Name:	Susan L. Main
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Bridge Commitment Letter]

Exhibit A

TRANSACTION DESCRIPTION

Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

The Borrower intends to directly or indirectly acquire the Acquired Company. Pursuant to the Acquisition Agreement, Merger Sub I will merge with and into the Acquired Company (the “First Merger”), with the Acquired Company surviving the First Merger as an indirect wholly owned subsidiary of the Borrower, and immediately following the First Merger, the Acquired Company, as the surviving corporation in the First Merger, will merger with and into Merger Sub II (the “Upstream Merger”), with Merger Sub II surviving the Upstream Merger as a wholly owned subsidiary of the Borrower. In connection with the foregoing, it is intended that (the transactions referred to below, collectively, the “Transactions”):

1.

In connection with the Acquisition, the Borrower intends to (a) issue senior unsecured notes through one or more 144A or public offerings (the “New Notes”), (b) (i) obtain an amendment (the “Revolver Amendment”) to the Amended and Restated Credit Agreement, dated as of March 1, 2013, among you, the other borrowers and guarantors from time to time party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Revolving Credit Agreement”), and (ii) obtain an amendment (the “Term Amendment”) to the Amended and Restated Term Loan Credit Agreement dated as of October 30, 2019, among you, the other borrower and guarantors from time to time party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Term Credit Agreement”; and, together with the Existing Revolving Credit Agreement, the “Existing Credit Agreements”), (c) enter into one or more additional Bank Financings and (d) obtain in lieu of some or all of the New Notes and/or Bank Financings, a senior unsecured bridge loan facility described in Exhibit B to the Commitment Letter, in an aggregate principal amount of (x) $4,500 million (the “Bridge Facility”).

2.

The Borrower will apply the proceeds of the financings described in paragraph 1 above, together with cash on hand, to (i) pay, directly or indirectly, the aggregate Cash Consideration (as defined in the Acquisition Agreement) in accordance with the terms of the Acquisition Agreement, (ii) to repay in full, directly or indirectly, the following (such repayment, the “Refinancing”): (A) all existing indebtedness of the Acquired Companies outstanding under (1) the Second Amended and Restated Credit Agreement dated as of March 29, 2019, among the Acquired Company, certain of its subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Acquired Company Credit Agreement”), (2) the Letter of Credit Reimbursement Agreement dated as of December 24, 2018, between the Acquired Company and Bank of America, N.A. (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Acquired Company Reimbursement Agreement”, and (3) the Indenture dated as of August 3,

Exhibit A-1

2020, as supplemented by the First Supplemental Indenture dated as of August 3, 2030, each between the Acquired Company and U.S. Bank National Association if a Change of Control Triggering Event (as therein defined) occurs and (B) any existing indebtedness of the Borrower and its subsidiaries outstanding under the three Note Purchase Agreements dated as of September 23, 2014, August 27, 2015, and April 18, 2017, respectively, each among the Borrower, any other issuer thereunder and the note purchasers party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, each an “Existing Note Purchase Agreement”), and (iii) pay related fees and expenses.

3.	The Borrower will, directly or indirectly, pay the costs and expenses related to the Acquisition and the other Transactions referred to in this Exhibit A.

Exhibit A-2

Exhibit B

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit B is attached.

BORROWER:	Teledyne Technologies Incorporated, a Delaware corporation (the “Borrower”).

FACILITY:	A 364-day senior unsecured bridge facility (the “Bridge Facility”; the loans thereunder, the “Bridge Loans”) in an aggregate principal amount of $4,500 million (the “Bridge Facility”).

ADMINISTRATIVE AGENT:	Bank of America, N.A. (the “Administrative Agent”) will act as sole and exclusive administrative agent for the Bridge Facility.

SOLE LEAD ARRANGER AND BOOKRUNNING MANAGER:	BofA Securities, Inc. (the “Lead Arranger”) will act as sole lead arranger and bookrunning manager.

LENDERS:	A syndicate of financial institutions (including Bank of America, N.A.) arranged by the Lead Arranger in accordance with the Commitment Letter (the “Lenders”).

PURPOSE:	At the Closing Date, the proceeds of the Bridge Facility shall finance, in part, the Acquisition, the Refinancing, the costs and expenses related to the Transactions.

AVAILABILITY:	The Bridge Facility is available for a single drawing to be made on the date of consummation of the Acquisition (such date, the “Closing Date”), which shall occur on or prior to 5 business days after the Outside Date (as defined in the Acquisition Agreement in effect on the date of the Commitment Letter without giving effect to any amendment thereto or consent thereunder (other than any extension thereof as contemplated by Section 7.1(b)(iv) of the Acquisition Agreement in effect on the date hereof)). Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

MATURITY AND AMORTIZATION:	The Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days following the Closing Date and shall require no scheduled amortization.

GUARANTORS:	Substantially the same as the Existing Revolving Credit Agreement and to include each of the Acquired Companies that would be required to become a guarantor of the obligations of the Borrower under the Existing Credit Agreement (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties” and each, a “Loan Party”).

Exhibit B-1

INTEREST RATE:	As set forth in Addendum I.

MANDATORY REPAYMENTS AND COMMITMENT REDUCTIONS:	On or prior to the Closing Date, the commitments in respect of the Bridge Facility under the Commitment Letter or under the definitive loan documentation (the “Credit Documentation”), as applicable, shall be permanently reduced, and after the Closing Date, the Bridge Loans shall be prepaid, in each case, dollar-for-dollar by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance, casualty and condemnation proceeds), subject to exceptions to be agreed (including, without limitation, (i) intercompany asset sales and (ii) asset sales generating net cash proceeds not exceeding $100,000,000 for any single transaction or series of related transactions or $250,000,000 in the aggregate), and subject to the right to reinvest 100% of such proceeds, if such proceeds are re-invested in assets used or useful for their business, including in permitted acquisitions or capital expenditures within 3 months of receipt;

(b) 100% of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including, without limitation, any New Notes), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing Credit Agreements other than debt incurred for the purpose of financing the Acquisition, (iii) any working capital facilities (including receivables securitization facilities, factoring arrangements, hedging and cash management obligations, overdraft facilities or letter of credit facilities) of the Borrower or any of its subsidiaries, (iv) any commercial paper issued in the ordinary course of business, (v) capital leases or other debt issued or incurred to finance the acquisition of fixed or capital assets and (vi) other debt for borrowed money to be agreed upon;

(c) 100% of the net cash proceeds received from the issuance of equity or equity-linked securities (in an underwritten offering or private placement) by the Borrower or any of its subsidiaries, subject to exceptions and thresholds to be agreed upon including (i) equity interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds, (ii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement and (iii) equity interests or such other securities issued to the Borrower or any of its subsidiaries; and

Exhibit B-2

(d) without duplication of clause (b), 100% of the commitments provided to the Borrower or any of its subsidiaries pursuant to any committed but unfunded bank term loan credit agreement or similar definitive agreement for the incurrence of term debt for borrowed money that has become effective solely for the purpose of financing the Transactions and having conditions to availability which are not more restrictive than the Bridge Facility (as reasonably determined by the Borrower upon entering into such committed financing) (a “Qualifying Term Loan Facility”).

The commitments in respect of the Bridge Facility shall automatically terminate on the earliest of (a) five business days after the Outside Date (as defined in the Acquisition Agreement in effect on the date hereof without giving effect to any amendment thereto or consent thereunder (other than any extension thereof as contemplated by Section 7.1(b)(iv) of the Acquisition Agreement in effect on the date hereof)), unless the Closing Date occurs on or prior thereto; (b) the Closing Date (after giving effect to the advances on such date), (c) the closing of the Acquisition without the use of the Bridge Facility, (d) the termination or expiration of the Acquisition Agreement in accordance with its terms or (e) receipt by the Lead Arranger of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

The Borrower shall promptly notify the Administrative Agent of any reduction of commitments in respect of the Bridge Facility or the prepayment of any Bridge Loans required pursuant to this section or of having entered into a Qualifying Term Loan Facility.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:	The Borrower may prepay the Bridge Loans in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. At the Borrower’s option, the unutilized portion of any commitment under the Bridge Facility may be irrevocably canceled in whole or in part at any time prior to the Closing Date without penalty.

CONDITIONS PRECEDENT TO CLOSING:	Subject to the Limited Conditionality Provisions in all respects, the closing (and the funding) of the Bridge Facility will be subject only to satisfaction of the Funding Conditions.

Exhibit B-3

DOCUMENTATION:	Subject to the Limited Conditionality Provisions in all respects, for purposes hereof, including the Commitment Letter and all attachments thereto, the Credit Documentation shall contain only the conditions to borrowing, representations, warranties, covenants and events of default set forth in this Term Sheet, and the term “substantially the same as the Existing Revolving Credit Agreement” and words of similar import means substantially the same as the Existing Revolving Credit Agreement with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Revolving Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent, reasonably agreed by the Borrower in good faith and (d) to accommodate the structure of the Acquisition and the operational and strategic requirements of the Borrower and its subsidiaries (including as to the operational and strategic requirements of the Acquired Companies), particularly in light of the industries, businesses, business practices of the Borrower, the Acquired Company and their respective subsidiaries, the Borrower’s proposed business plan and the disclosure schedules to the Acquisition Agreement to the extent such accommodations are applied to the Existing Revolving Credit Agreement following effectiveness of the Revolver Amendment. If agreed among the Borrower and the Lead Arranger, the Credit Documentation for the Bridge Facility may be entered into prior to the closing of the Acquisition, in which case the Credit Documentation will contain customary provisions to be agreed (including customary limited conditionality period provisions) to reflect a different date for the effectiveness of the Credit Documentation and the initial funding date thereunder. The foregoing principles shall be referred to herein as the “Documentation Principles”.

REPRESENTATIONS AND WARRANTIES:	Subject to the Documentation Principles, substantially the same as those in the Existing Revolving Credit Agreement, and limited to: (i) existence, qualification and power; (ii) authorization; no contravention; (iii) governmental authorization; other consents, (iv) binding effect; (v) financial statements; no material adverse effect; (vi) no litigation; (vii) no default; (viii) ownership of property; liens; (ix) environmental compliance; (x) insurance; (xi) taxes; (xii) ERISA compliance; (xiii) subsidiaries; (xiv) margin regulations; Investment Company Act (xv) disclosure; (xvi) compliance with laws; (xvii) intellectual property; licenses; (xviii) solvency, (ixx) legal name; (xx) labor matters; (xxi) OFAC; (xxii) anti-corruptions laws, (xxiii) Affected Financial Institutions, (xxiv) use of proceeds; (xxv) designation as senior indebtedness and (xxvi) accuracy of beneficial ownership certification (in each case, subject to materiality qualifiers, thresholds and other exceptions consistent with the Existing Revolving Credit Agreement or as otherwise mutually agreed);

Exhibit B-4

COVENANTS:	Subject to the Documentation Principles, substantially the same as those in the Existing Credit Agreement, and limited to:

(a)   Affirmative Covenants – (i) delivery of financial statements; (ii) delivery of certificates and other information; (iii) notices; (iv) payment of taxes; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) books and records; (x) inspection rights; (xi) use of proceeds; (xii) additional guarantors; (xiii) ERISA compliance; (xiv) approval and authorizations and (xv) anti-corruptions laws (in each case, subject to materiality qualifiers, thresholds and other exceptions consistent with the Existing Revolving Credit Agreement or as otherwise mutually agreed);

(b)   Negative Covenants – Restrictions on (i) liens; (ii) investments; (iii) priority indebtedness; (iv) fundamental changes; (v) dispositions; (vi) changes in nature of business; (vii) transactions with affiliates and insiders; (viii) use of proceeds; (ix) organization documents; (x) sanctions and (xi) anti-corruptions laws (in each case, subject to baskets, thresholds and other exceptions consistent with the Existing Revolving Credit Agreement or as otherwise mutually agreed).

FINANCIAL COVENANTS:	Limited to:

(a) maximum Consolidated Net Debt to EBITDA Ratio of 4.75 to 1.00 (such ratio (and constituent terms) to be defined in a manner consistent with the Existing Revolving Credit Agreement, except as follows: (i) Consolidated Funded Indebtedness shall be determined net of unencumbered cash and cash equivalents of the Borrower and its subsidiaries in excess of $50 million (regardless of the amounts outstanding under the Existing Revolving Credit Agreement or the New Revolving Credit Facility); and (ii) Consolidated EBITDA shall be increased for any period by (to the extent deducted in the calculation of Consolidate Net Income): (1) non-cash equity compensation expense and non-cash expense related to Permitted Acquisitions, (2) non-recurring cash financing charges and fees and expense reimbursements paid to financial advisors and legal counsel in connection with the Acquisition and (3) cash charges relating to Permitted Acquisitions (other than those described in clause (2); provided that the amount that may be added back pursuant to clause (3) shall not exceed $100 million in the aggregate for all periods); and

Exhibit B-5

(b) minimum Consolidated Interest Coverage Ratio (to be defined in a manner consistent with the Existing Revolving Credit Agreement) of 3.00 to 1.00.

EVENTS OF DEFAULT:	Subject to the Documentation Principles, substantially the same as those set forth in the Existing Credit Agreement, and limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the Credit Documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect or misleading in any material respect when made or deemed made; (iv) cross-default to other indebtedness in excess of a specified threshold amount; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) judgment defaults in excess of a specified threshold amount; (viii) customary ERISA defaults; (ix) invalidity of loan documents and (ix) change of control.

ASSIGNMENTS AND PARTICIPATIONS:	Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Bridge Facility in a minimum amount equal to $5 million.

Consents: The consent of the Borrower will be required (such consent not to be unreasonably withheld or delayed) unless (x) prior to the Closing Date, the assignment is to a Permitted Assignee and (y) after the Closing Date, (i) a payment or bankruptcy event of default has occurred and is continuing or (ii) the assignment is to a Permitted Assignee, a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Credit Documentation); provided that the Borrower shall be deemed to have consented to any assignment of Bridge Loans unless it shall object thereto by written notice to the applicable Administrative Agent within ten business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment of any outstanding Bridge Loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the applicable Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the applicable Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank.

Exhibit B-6

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding Bridge Loans and commitments representing more than 50% of the aggregate amount of the Bridge Loans and commitments under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, (iii) the amendment of the pro sharing provisions and/or (iv) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:	Substantially the same as the Existing Revolving Credit Agreement.

GOVERNING LAW:	The State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE ADMINISTRATIVE AGENT AND LEAD ARRANGERS:	Davis Polk & Wardwell LLP.

Exhibit B-7

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	At the Borrower’s option, any Bridge Loan that is made to it will bear interest at a rate equal to (i) LIBOR plus the applicable Applicable Margin, or (ii) the Alternate Base Rate (to be defined as the highest of (a) the prime rate, (b) the Federal Funds rate plus 0.50% and (c) a daily rate equal to one-month LIBOR plus 1.00%) plus the applicable Applicable Margin. Notwithstanding anything to the contrary contained herein, if LIBOR or the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of the Bridge Facility. The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders under the Bridge Facility, such other period, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default in the payment of any principal or interest due under the Credit Documentation, the Applicable Margin on such overdue amount shall increase by 2% per annum.

LIBOR SUCCESSOR RATE:	The Credit Documentation will contain customary LIBOR replacement provisions reasonably acceptable to the Administrative Agent and the Borrower.

APPLICABLE MARGIN:	The Applicable Margin for LIBOR loans and Alternate Base Rate loans shall be, at any time, the applicable rate per annum set forth in the table below opposite the long term unsecured senior, non-credit enhanced debt rating of the Borrower by S&P and Moody’s; provided, that the Applicable Margin for LIBOR loans and Alternate Base Rate loans at each of the Pricing Levels set forth in the table below shall be increased by (a) 25 basis points per annum on the date that is 90 days after the Closing Date, (b) an additional 25 basis points per annum on the date that is 180 days after the Closing Date and (c) an additional 25 basis points per annum on the date that is 270 days after the Closing Date. In the case of a split rating, the higher rating will apply and in the case of a multiple split rating, the rating that is one level lower than the higher rating will apply and in the absence of a rating by either ratings service, Level V shall apply. It is anticipated that initial pricing will be set at Level III.

Exhibit B-8

Level	Debt Rating (Moody’s/S&P)	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Alternate Base Rate Loans (bps)
I	BBB+/Baa1or better	112.5	12.5
II	BBB/Baa2	125.0	25.0
III	BBB-/Baa3	137.5	37.5
IV	BB+/Ba1	162.5	62.5
V	BB/Ba2 or less	187.5	87.5

DURATION FEES: The Borrower will pay, on each applicable date, a fee for the ratable benefit of the Lenders, in an amount equal to the applicable percentage set forth in the table below of the aggregate principal amount of the Bridge Loans outstanding on such date.

Date
90th day following the Closing Date	50.0 bps
180th day following the Closing Date	75.0 bps
270th day following the Closing Date	100.0 bps

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

COST AND YIELD PROTECTION:	Substantially the same as the Existing Revolving Credit Agreement.

EXPENSES:	Substantially the same as the Existing Revolving Credit Agreement.

Annex I

Exhibit C

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms used but not otherwise defined in this Exhibit C shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit C is attached. The funding of the Bridge Facility will be subject solely to satisfaction (or waiver by the Initial Lender) of the following additional conditions precedent:

(i) The definitive agreement with respect to the Acquisition, the Agreement and Plan of Merger dated as of January 4, 2021, among the Borrower, the Acquired Company, Merger Sub II, LLC, a wholly owned subsidiary of the Borrower (“Merger Sub II”), and Merger Sub I, Inc., a wholly owned subsidiary of Merger Sub II (“Merger Sub I”) (including all schedules and exhibits thereto, the “Acquisition Agreement”) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Commitment Parties without the prior written consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) (i) any decrease in the purchase price of less than 10% shall not be materially adverse to the interests of the Commitment Parties so long as such decrease, to the extent it decreases the maximum Cash Consideration, is allocated to reduce the Bridge Facility on a dollar-for-dollar basis and (ii) any decrease in the purchase price of equal to or greater than 10% shall be deemed materially adverse to the interests of the Commitment Parties, (b)(i) any increase in the purchase price equal to or greater than 10% of the purchase price shall be deemed materially adverse to the interests of the Commitment Parties and (ii) any increase in the purchase price of less than 10% of the purchase price shall be materially adverse to the interests of the Commitment Parties unless funded with equity proceeds or cash on hand or in the form of equity and (c) any amendment, modification, waiver or consent that results in a change to the definition of the term “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Commitment Parties). The Acquisition shall have been, or shall concurrently with the funding of the Bridge Facility be, consummated in accordance with the terms of the Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding sentence.

(ii) The Acquisition Agreement Representations shall be true and correct in all material respects to the extent provided in the Limited Conditionality Provision, and the Specified Representations shall be true and correct in all material respects.

(iii) Subject to the Documentation Principles and the Limited Conditionality Provisions in all respects, the Borrower and each other Loan Party party thereto shall have executed and delivered the Credit Documentation and the Lenders shall have received customary opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Bridge Facility) and of appropriate local counsel and customary corporate resolutions and certificates.

(iv) The Lead Arranger and the Lenders shall have received: (A) audited consolidated balance sheets of the Borrower and the Acquired Company and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 60 days before the Closing Date; (B) as soon as available and in any event within 40 days

Exhibit C-1

after the end of each subsequent fiscal quarter, an unaudited consolidated balance sheet of each of the Borrower and the Acquired Company and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”) and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Borrower for the last two completed fiscal years and for the latest interim period covered by the Quarterly Financial Statements, in each case after giving effect to the Transactions (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3; provided, that financial statements of the Acquired Company and Pro Forma Financial Statements shall only be provided to the extent required by Rule 3-05 and Article 11 of Regulation S-X; provided further, that the Borrower’s and the Acquired Company’s public filing of any required financial statements with the U.S. Securities and Exchange Commission shall satisfy the requirements of clauses (A) and (B) of this paragraph (iv). For the avoidance of doubt, the Lead Arranger acknowledges it has received the audited financials for the Borrower and the Acquired Company for the fiscal years ended December 31, 2018 and December 31, 2019 and the unaudited financials of the Borrower and the Acquired Company for the fiscal quarters ending March 31, 2020, June 30, 2020 and September 30, 2020.

(v) All fees due to the Administrative Agent, the Lead Arranger and the Lenders required by the Commitment Letter or the Fee Letter to have been paid on or prior to the Closing Date shall have been paid, and all expenses required to be paid or reimbursed to the Administrative Agent and the Lead Arranger that have been invoiced at least three business days prior to the Closing Date shall have been paid.

(vi) The Refinancing shall have occurred concurrently with the funding of the Bridge Facility.

(vii) The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Lead Arranger to offer the New Notes in a 144A or public offering. The Lead Arranger confirms that the investment banks engaged by the Borrower on or about the date hereof are reasonably satisfactory to them.

(viii) The Lead Arranger shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(ix) To the extent reasonably requested by the Commitment Parties at least 10 days in advance of the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, at least three business days prior to the Closing Date.

(x) Since the date of the Acquisition Agreement, there shall not been any event, change, effect, development, state of facts, condition circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement dated as of the date hereof without giving effect to any amendment thereof or consent thereunder).

Exhibit C-2

ANNEX I

FORM OF

SOLVENCY CERTIFICATE

[             ], 20__

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [             ], 20__, among [             ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [ ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

Annex I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[BORROWER]

By:
Name:
Title:Chief Financial Officer

Annex I-2